This Joint Filing Agreement confirms the agreement by and among the undersigned that the Schedule 13G is filed on behalf of (i) each member of the group identified in Item 8 and (ii) the other reporting person(s) identified in Item 6 that may be deemed to beneficially own more than five percent of the issuers outstanding equity securities.

Date: February 14, 2014

ClearBridge Investments, LLC

By	/s/ Barbara Brooke Manning
s/ Barbara Brooke Manning, General Counsel & Chief Compliance Officer

Date: February 14, 2014

Legg Mason Capital Management LLC

By	/s/ Barbara Brooke Manning
/s/ Barbara Brooke Manning, General Counsel & Chief Compliance Officer